 As filed with the Securities and Exchange Commission on April 8, 2025

 Registration No. 333-239704
Registration No. 333-256961
Registration No. 333-265425
Registration No. 333-271501
Registration No. 333-278942

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No 1.
To:

Form S-8 Registration Statement No. 333-239704
Form S-8 Registration Statement No. 333-256961
Form S-8 Registration Statement No. 333-265425
Form S-8 Registration Statement No. 333-271501
Form S-8 Registration Statement No. 333-278942

UNDER
THE SECURITIES ACT OF 1933

ACCOLADE, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	01-0969591
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Third Avenue, Suite 1700
Seattle, WA 98101
(206) 926-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Accolade, Inc. 2020 Equity Incentive Plan
Accolade, Inc. 2020 Employee Stock Purchase Plan
Accolade, Inc. Amended and Restated 2007 Stock Option Plan
PlushCare, Inc. Stock Incentive Plan

(Full titles of the plans)

Rajeev Singh
Accolade, Inc.
1201 Third Avenue,
Suite 1700
Seattle, WA 98101
(206) 926-8100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Mark Baudler Lianna Whittleton Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

 DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Accolade, Inc., a Delaware corporation (the “Registrant” or the “Company”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

•
Registration File No. 333-239704, filed with the SEC on July 6, 2020, registering 4,300,000 shares of the Registrant’s common stock, par value $0.0001 (“Common Stock”) issuable under the Accolade, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), 1,100,000 shares of Common Stock issuable under the Accolade, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”), and 9,490,780 shares of Common Stock issuable under the Accolade, Inc. Amended and Restated 2007 Stock Option Plan;

•
Registration File No. 333-256961, filed with the SEC on June 9, 2021, registering 325,992 shares of Common Stock issuable pursuant to the PlushCare, Inc. Stock Incentive Plan, which was assumed by the Company;

•	Registration File No. 333-265425, filed with the SEC on June 3, 2022, registering 4,911,901 shares of Common Stock under the 2020 Plan and 1,227,976 shares of Common Stock under the 2020 ESPP;

•	Registration File No. 333-271501, filed with the SEC on April 28, 2023, registering 2,923,138 shares of Common Stock under the 2020 Plan and 730,784 shares of Common Stock under the 2020 ESPP; and

•	Registration File No. 333-278942, filed with the SEC on April 26, 2024, registering 3,122,535 shares of Common Stock under the 2020 Plan and 780,633 shares of Common Stock under the 2020 ESPP.

On April 8, 2025, pursuant to the Agreement and Plan of Merger, dated as of January 8, 2025, by and among the Company, Transcarent, Inc., a Delaware corporation (“Parent”), and Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”),  Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on April 8, 2025.

ACCOLADE, INC.

By:	/s/ Rajeev Singh
Rajeev Singh Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.